Exhibit 23.3

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the references to our firm in this Registration Statement on Form S-8 (including any amendments thereto and the related prospectus) filed by Jones Energy, Inc. and to the use of and incorporation by reference in such Registration Statement of our estimates of reserves and value of reserves and our reports on reserves as of December 31, 2013, 2014 and 2015 for Jones Energy Holdings, LLC.

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Senior Vice-President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
Austin, Texas
May 24, 2016